Exhibit 10.4

Amendment No. 3 to

The S&P Global, Inc. 401(k) Savings and Profit Sharing Plan Supplement

The S&P Global 401(k) Savings and Profit Sharing Plan Supplement (the “401(k) Supplemental Plan”), as amended and restated as of January 1, 2023, is amended as provided below effective as of the date this Amendment No. 3 is executed, unless otherwise noted:

1.    Paragraphs (i) and (ii) of Section 5.05(b) of the 401(k) Supplemental Plan are amended and restated in their entirety:

(b)Special distribution provisions:

(i)In the event that a Participant fails to make a Distribution Election by the applicable deadline specified in Section 5.07(b) of the Plan (including an election carryover pursuant to Section 5.07(d) for credits to Participant’s Matching Contribution Account, Profit Sharing Contribution Account, Non-Elective Employer Contribution Account, and deferral elections on Earnings for amounts expected to be otherwise payable before January 1, 2027) specifying the form in which such Benefit will be paid, the Participant will receive a lump sum distribution payable as set forth in Section 5.05(a).

(ii)If a Participant makes a Distribution Election for an applicable year or has a Distribution Election carried over from a prior year, the Distribution Election will remain in effect for all subsequent years for which the Participant fails to make a new Distribution Election. The election carryover will apply to all subsequent years until the Participant actually makes a new Distribution Election for a year. Notwithstanding the foregoing, with respect to credits to Participant’s Matching Contribution Account, Profit Sharing Contribution Account, Non-Elective Employer Contribution Account, and deferral elections on Earnings for amounts expected to be otherwise on or after January 1, 2027, a Distribution Election shall not be carried over from a prior year, and the Participant must make a Distribution Election in accordance with Section 5.05(b)(i).

2.    Effective as of October 1, 2025, the 401(k) Supplemental Plan is amended by adding new Section 5.08:
SECTION 5.08: The Plan Administrator may elect, in its sole discretion and without the Participant’s consent (or the consent of the Participant’s Beneficiary, if applicable), to pay in a single lump sum the Participant’s vested Accounts under this Plan and any other plan or arrangement which is required to be aggregated with the Participant’s Accounts under Treasury Regulation Section 1.409A-1(c)(2) so long as (a) the Plan Administrator’s exercise of discretion to cash-out such amount is evidenced in writing no later than the date of such payment; (b) the payment results in the termination and liquidation of the Participant’s entire interest in the Plan and all plans or arrangements required to be aggregated therewith; and (c) the payment does not exceed the applicable dollar amount under Code Section 402(g). Notwithstanding the foregoing, if a Participant separates from service with the Company and is a Specified Employee on his or her date of separation from service, no accelerated payment shall be made under this subsection to such Participant during the period beginning on his or her date of separation from service and ending on the date that is six months after such date of separation from service, except as permitted under Treasury Regulation Section 1.409A-3(i)(2).

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Except as set forth herein, the 401(k) Supplemental Plan shall remain in full force and effect.